Exhibit 99.1

Rimage Corporation Names Samir Mittal

Senior Vice President and Chief Technology Officer

Minneapolis, MN—August 24, 2009—Rimage Corporation (Nasdaq: RIMG) today announced the appointment of Samir Mittal as senior vice president and chief technology officer, effective September 14. Mittal, who holds a Ph.D. in mechanical engineering, will be responsible for evaluating potential new technologies and products, in addition to managing Rimage’s product development organization.

Prior to joining Rimage, Mittal, 41, was senior core team leader for the Business Critical Products Group of Seagate Technology. In this capacity, he managed the development of Seagate’s Constellation™ hard drive product line, which is deployed in enterprise-class nearline applications. Before assuming that position, he was senior director of the Servo Engineering Department at Seagate’s Twin Cities operation, where he was responsible for servo technology and product development. Mittal also has held various staff engineer positions at Seagate.

Bernard P. Aldrich, Rimage’s chief executive officer, commented: “Since adding Sherman Black to our team as president and chief operating officer in April, he has focused our people on optimizing Rimage’s current business. By bringing Samir Mittal to Rimage to assess potential new technologies, we are taking a second strategic step toward strengthening our long-term prospects. I am excited about having a person with Samir Mittal’s deep technical background and expertise join our senior management team.”

Sherman L. Black, Rimage’s president and chief operating officer, added: “Rimage’s engineering team has a done a great job of addressing the on-demand disc publishing market, and I am confident Samir can take our product development efforts to the next level. As chief technology officer, he will focus on extensions to our core business that could require the incubation of new technologies. In addition, Samir will be responsible for assessing the people and intellectual property of potential acquisitions. In these capacities, Samir will play a key role in charting and implementing Rimage’s future strategic direction.”

About Rimage

Rimage Corporation (www.rimage.com) is the world’s leading provider of recordable CD, DVD and Blu-ray (BD) publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD/BD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD/BD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information, including retail, medical and business services.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/415-1415
952/944-8144